Exhibit 10.1
STOCKHOLDERS’ AGREEMENT
     This Stockholders’ Agreement, dated as of January 15, 2010 (this “Agreement”), by and between WCA Waste Corporation, a Delaware corporation (the “Company”) and the persons listed as stockholders on Exhibit A hereto (together with it the Related Transferees, collectively and singly, the “Stockholders”).
RECITALS
     WHEREAS, on December 9, 2009, the Company, WCA of Massachusetts, LLC, a Massachusetts limited liability company (“WCA Massachusetts”), WCA of Ohio, LLC, an Ohio limited liability company (“WCA Ohio” and, together with WCA Massachusetts, “WCA Subs,” and together with the Company, the “WCA Parties”), Live Earth LLC, a Delaware limited liability company (“Live Earth”), Champion City Recovery, LLC, a Massachusetts limited liability company (“CC”), Boxer Realty Redevelopment, LLC, a Massachusetts limited liability company (“BR”), Sunny Farms Landfill, LLC, an Ohio limited liability company (“SF”) and New Amsterdam & Seneca Railroad Company, LLC, an Ohio limited liability company (“NA,” and together with Live Earth, CC, BR and SF, the “Live Earth Parties”) entered into an Equity Interest and Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company issued an aggregate of 3,555,556 shares of common stock of the Company, par value $0.01 per share, (“Common Stock”), and may issue up to an additional 2,000,000 shares of Common Stock pursuant to certain earn-out provisions as partial consideration for the acquisition by the WCA Subs of the Equity Interests and the Transferred Assets (each as defined in the Purchase Agreement); and
     WHEREAS, 3,000,002 shares issued by the Company at Closing could deemed to be beneficially owned by or distributed to the Stockholders and up to 777,778 shares that may be issued by the Company to Live Earth Funding LLC pursuant to the earn-out provisions set forth in the Purchase Agreement could be deemed to beneficially owned by or distributed to the Stockholders; and
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Stockholders have agreed to certain terms and conditions on its stock ownership as set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the issuance of the Common Stock pursuant to the Purchase Agreement and the other promises contained therein, and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS; REPRESENTATIONS AND WARRANTIES
Section 1.1 Definitions. Unless otherwise specified all references to “days” shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

     “Affiliate” shall mean (a) any other Person directly or indirectly controlled by, controlling or under common control with the Person as to which affiliation is being tested; and (b) if any Person is an individual, any member of the immediate family (including, spouse and children) of and sharing a household with such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family. For purposes of this definition, it is expressly intended that any Person who now or hereafter controls, directly or indirectly, a Stockholder that is not an individual shall be subject to the restrictions of Section 2.1 and the provisions of Article 3 as if it were the Stockholder, including (without limitation) any management company, advisory, manager and/or general partner of the Stockholder.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Business Day” shall mean any day that is not Saturday, Sunday or other day when banks are required or permitted to be closed in the State of Delaware.
     “Closing” shall mean the closing of the transactions contemplated by the Purchase Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Group” shall mean a “group” as such term is used in Section 13(d)(3) of the Exchange Act (as in effect, and based on legal interpretations thereof existing, on the date hereof).
     “Law” shall mean any applicable foreign, federal, state and local law, statute, rule, regulation, code and ordinance.
     “Majority Vote” shall mean (i) the affirmative vote of a majority of the entire Board of Directors, including the affirmative vote of a majority of all of the Unaffiliated Directors, voting separately or (ii) as regards matters within the authority of any committee of the Board of Directors consisting entirely of Unaffiliated Directors, the affirmative vote of such committee (including for purposes of clauses (i) and (ii), an action by unanimous written consent).
     “Management Change” shall mean if, for any reason, either (i) Tom J. Fatjo, Jr. is no longer serving as Chief Executive Officer of the Company or (ii) Jerome M. Kruszka is no longer serving as President of the Company.
     “Ownership” and “Own” whether or not capitalized and including all correlative terms, with respect to the position of any Person as to any Voting Securities shall include the following:
(i) all Voting Securities of which such Person would be deemed to have “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; and
(ii) all Voting Securities Owned by a Related Person.
     “Person” shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

     “Related Person” shall mean, with respect to any Person, (i) any Affiliate of such Person, and (ii) a Group in which such Person is a member.
     “Related Transferee” shall mean any Related Person who acquires Common Stock from the Stockholder who executes an instrument in the form and substance satisfactory to the Company in which it agrees to be bound by the terms of this Agreement as if an original signatory to this Agreement (in which case each of the Stockholder and each such Related Transferee shall thereafter be a “Stockholder” and collectively the “Stockholders” for all purposes of this Agreement).
     “Reorganization Transaction” shall mean: (i) any merger, consolidation, recapitalization, liquidation, acquisition or other business combination transaction involving the Company; (ii) any tender offer or exchange offer for any securities of the Company; or (iii) any sale or other disposition of assets of the Company or any of its subsidiaries in a single transaction or in a series of related transactions in each of the foregoing cases constituting individually or in the aggregate 4.9% or more of the Company’s issued and outstanding Voting Securities.
     “Transfer” shall mean, whether or not capitalized and including such correlative terms as “Transferring” or “Transferred,” with respect to Voting Securities or any portion thereof, (i) a transaction by which the Stockholder or any Related Person sells, assigns, grants, gives, exchanges, disposes or transfers to another Person or entity any legal or beneficial, or direct or indirect, right or interest therein or with respect thereto or (ii) entry into an agreement or understanding with respect to the foregoing.
     “Unaffiliated Directors” shall mean those Persons who are elected as directors of the Board of Directors by the holders of Common Stock (i) who are not the designees and/or affiliated with the Stockholder or its Related Persons (including an officer or an employee, consultant or advisor (financial, legal or other) of the Stockholder or any Related Person of the Stockholder, or any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made) and (ii) who do not otherwise have a personal or conflicting interest in the particular matter or proposal in question.
     “Voting Securities” shall mean (i) any securities entitled, or which may be entitled at any point in the future, to vote in the election of directors of the Company, whether upon conversion exercise, exchange or otherwise, (ii) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (iii) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any stockholder rights plan shall be deemed not to be “Voting Securities.”
ARTICLE 2
COVENANTS OF STOCKHOLDERS
     Section 2.1 Prohibited Actions. Unless otherwise specifically approved by a Majority Vote of the Board of Directors (after full disclosure by the Stockholders), the Stockholders will not, and will cause each of its Related Persons not to, directly or indirectly:

          (a) acquire or obtain, or make an offer or enter into any arrangement that would have the effect of acquiring or obtaining, Ownership with respect to any class of Voting Securities if, after giving effect to any such acquisition, the Stockholders individually or collectively would Own more than thirty percent (30%) of any class of Voting Securities; provided, that the Stockholders will not be precluded by the foregoing from (i) an acquisition as a result of a stock split, stock dividend or similar recapitalization, (ii) the receipt and exercise of stock options or similar rights granted by the Company to the Stockholder in his capacity as a director or an Affiliate of the Stockholder that is a director as compensation for performance as a director of the Company, (iii) acquisitions of shares of Common Stock pursuant to the Purchase Agreement; or (iv) acquisition of any rights which are granted to all stockholders of the Company (and any shares issuable upon exercise thereof); or
          (b) enter into any arrangements or understandings with any third Person in any manner inconsistent with the other provisions set forth in this Section 2.1.
     Section 2.2 Restriction on Sales. Unless otherwise specifically approved by a Majority Vote of the Board of Directors (after full disclosure by the Stockholder), the Stockholders will not, and will cause each of its Related Persons not to, directly or indirectly, Transfer Common Stock of the Company representing more than ten percent (10%) of the Company’s issued and outstanding shares of Common Stock in any given single transaction or series of related transactions to any Person or entity.
ARTICE 3
VOTING AND TRANSACTIONAL APPROVALS
     Section 3.1 Voting. The Stockholders agree that they shall, and shall cause their respective Related Persons, to:
          (a) unless otherwise approved by a Majority Vote, to take reasonable efforts to cause to be present, in person or represented by proxy, at all meetings of stockholders of the Company so that all Voting Securities Owned by the Stockholders and their Related Persons shall be counted for the purpose of determining the presence of a quorum at such meetings;
          (b) in connection with any proposals submitted to stockholders of the Company, including, but not limited to proposals as to Reorganization Transactions, the Stockholders shall vote or cause to be voted, or consent with respect to, all Voting Securities Owned by the Stockholders in the manner recommended by a Majority Vote; and
          (c) in connection with any “solicitation” of “proxies” to vote (as those terms are defined in Regulation 14A under the Exchange Act) with respect to the Company or its Affiliates, the Stockholders shall participate in any such solicitation in a manner that is consistent with and in support of the recommendation of a Majority Vote relating to each matter as to which any such solicitation of proxies relates.
     Section 3.2 Management of the Business. Following the Closing and except as provided in this Agreement, management of the Company will continue to have full authority to operate the day-to-day business affairs of the Company to the same extent as prior to the

Closing. In this regard, the Chief Executive Officer of the Company shall continue to be in charge of all matters within his authority on the date hereof, subject, as required by Delaware law, to the requirement that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.
ARTICE 4
MISCELLANEOUS
Section 4.1 Termination of Obligations. This Agreement shall terminate and the obligations of the Stockholders under this Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the 180th day after the date on which the Stockholders and their Related Persons collectively Own Voting Securities representing less than 5% of the voting power associated with all outstanding Voting Securities (as long as on such date and at all times during such 180 day period, the Stockholders and their Related Persons collectively Own Voting Securities representing less than 5% of the voting power associated with all outstanding Voting Securities). If a Management Change occurs on or before the date specified in the first sentence in this Section 4.1, than, except for the Section 2.1, this Agreement shall terminate and the remaining obligations of the Stockholders under this Agreement, other than Section 2.1, shall terminate on the date of such Management Change.
     Section 4.2 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

If to the Company:	WCA WASTE CORPORATION
1 Riverway, Suite 1400
Houston, TX 77056
	Attn:	Tom J. Fatjo, III
	Phone:	(713) 292-2400
	Fax:	(713) 292-2455

With a copy to:	ANDREWS KURTH LLP
600 Travis
Suite 4200
Houston, Texas 77002
	Attn:	Jeff C. Dodd, Esq.
	Phone:	(713) 220-4200
	Fax:	(713) 220-4285
or to such other person or address as the Company shall furnish to the Stockholders in writing;
          If to the Stockholders, to the address listed opposite each such Stockholder’s name on Exhibit A hereto, or to such other person or address as the Stockholders shall furnish to the Company in writing.
     All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed domestically in the United States

(and seven (7) Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied; and on the Business Day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.
     Section 4.3 Legends.
          (a) Each Stockholder shall present or cause to be presented promptly all certificates representing Voting Securities Owned by such Stockholder or any of its Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon as long as such Voting Securities are Owned by any Stockholder or an Affiliate of any Stockholder:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF JANUARY 15, 2010, BETWEEN WCA WASTE CORPORATION AND CERTAIN STOCKHOLDERS OF WCA WASTE CORPORATION NAMED THEREIN AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF WCA WASTE CORPORATION.”
          (b) The Company may enter a stop transfer order with the transfer agent or agents of Voting Securities against any disposition not in compliance with the provisions of this Agreement.
     Section 4.4 Enforcement. The Stockholders, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement. The parties further agree that no bond shall be required as a condition to the granting of any such relief.
     Section 4.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns; provided, however, that any amendment or waiver by the Company shall be made only with the prior approval of a Majority Vote of the Board of Directors.
     Section 4.6 Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.
     Section 4.7 Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.
     Section 4.8 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.
     Section 4.9 No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     Section 4.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Stockholders, and to their respective successors and assigns other than, in the case of Stockholders, transferees that are not Related Transferees, including any successors to the Company or Stockholders or their businesses or assets as the result of any merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto, without the execution or filing of any instrument or the performance of any act; provided that no party may assign this Agreement without the other party’s prior written consent, except by the Stockholders to a Stockholder or a Related Transferee as expressly provided in this Agreement.
     Section 4.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
     Section 4.12 Further Assurances. From time to time on and after the date of this Agreement, the Company and Stockholders, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other parties hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.
     Section 4.13 Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware, and, by execution and delivery of this Agreement, the Company and Stockholders each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Stockholders at their respective addresses referred to in this Agreement. The Company and Stockholders each hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Law.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

WCA WASTE CORPORATION
By:	/s/ Tom J. Fatjo, Jr.
Name:	Tom J. Fatjo, Jr.
Title:	Chairman and Chief Executive Officer

STOCKHOLDERS:
/s/ Joseph E. LoConti
Joseph E. LoConti

/s/ Daniel J. Clark
Daniel J. Clark

GREGORY J. SKODA REVOCABLE TRUST
/s/ Gregory J. Skoda
Gregory J. Skoda, its Trustee

PATRICIA A. SKODA REVOCABLE TRUST
/s/ Patricia A. Skoda
Patricia A. Skoda, its Trustee

Exhibit A
Stockholders

Joseph E. LoConti	6140 Parkland Blvd, Suite 300 Mayfield Heights, Ohio 44124

Daniel J. Clark	35875 Michael Drive, Solon, Ohio 44139

Gregory J. Skoda Revocable Trust, Gregory J. Skoda, its Trustee	13390 Ledgebrook Lane, Chagrin Falls, Ohio 44022

Patricia A. Skoda Revocable Trust, Patricia A. Skoda, its Trustee	13390 Ledgebrook Lane, Chagrin Falls, Ohio 44022